REPRESENTATION AGREEMENT

     This Agreement is entered into as of May 3, 2000, by and between GENIUS PRODUCTS, INC. ("LICENSOR") located at 11250 El Camino Real, Suite 100, San Diego, California 92130; telephone # (858) 793-8840, fax #(858) 793-8842 and
GLOBAL ICONS, LLC, ( "GLOBAL") located at 3679 Motor Avenue, Suite 200, Los Angeles, California 90034; telephone # (310) 253-5100, fax # (310) 253-5110.

                                    RECITALS

     A. Whereas Licensor (1) has certain trademarks registered or pending in its name (as set forth in Exhibit A hereto, which may be amended and restated from time to time), (2) is the exclusive owner of certain rights in and to the names, characterizations, designs, artwork, symbols, concepts, ideas, themes, plots, stories and spin-offs relating to and associated with the characters and elements contained in the Genius Products, Inc. works (the "PROPERTIES") and (3) is the developer, publisher and producer of music compact discs, cassettes and video titles.

     B. Whereas Global has established contacts and relationships with numerous companies which design, manufacture and wholesale various products and services throughout the world including the United States and its territories and possessions.

     C. Whereas Licensor desires to retain Global, and Global desires to be retained, as Licensor's exclusive, worldwide representative in connection with obtaining, servicing and negotiating agreements for the exploitation of the Property.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Licensor and Global (the "PARTIES") hereby agree as follows:

     1. DEFINITIONS, RETENTION AS LICENSING REPRESENTATIVE; SERVICES TO BE PROVIDED.

     1.1  For the purposes hereof:

     "LICENSEES" shall mean the persons or entities who are granted Licenses by Licensor as a result of solicitation by and negotiations with Global.

     "LICENSES" shall mean the licenses granted under standard licensee agreements by and between Licensor and Licensees, which Licenses, unless otherwise agreed by Licensor based upon recommendations and supporting data provided by Global, shall (i) grant rights to Licensees to market only in countries in which such Licensees have an existing sales and marketing force and name recognition and are proven industry leaders, and (ii) provide for a minimum royalty rate of ten percent (10%) as a percentage of Licensees' gross sales exclusive of discounts, returns or pre-approved adjustments. "LICENSES" shall not include any Existing Agreements.

     "PRODUCTS" shall mean all products, based on the Properties, in the product categories and sub-categories listed on EXHIBIT B hereto, PROVIDED HOWEVER, that if within twenty four (24) months from the date hereof, Global has failed to procure a Licensee in any of the Product sub-categories specified in Exhibit B, and no negotiations between Global and any potential licensee for any such

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Product sub-category are taking place, then Global shall present a meaningful plan of action to procure a licensee and execute a License within six (6) months from the end of such 24-month period, the Products in such sub-category shall be excluded from this Agreement.

     "TERRITORY" shall initially mean the continents of North America, South America, Europe, Australia and Asia; PROVIDED, HOWEVER, that any country which Global fails to service, as evidenced by its failure within thirty six (36) months from the date hereof to solicit and obtain Licensee(s) for sale and marketing therein of least one (1) Product category, may thereafter at the election of Licensor by written notice to Global be excluded from the Territory.

     1.1 (a) Except as otherwise expressly provided herein, Licensor hereby engages Global as its sole and exclusive non-employee, worldwide licensing consultant and representative throughout the Territory during the term hereof, with rights and responsibilities provided for herein, (i) for purposes of conceiving and establishing licensing programs in the Properties, (ii) to solicit third parties as Licensees, pursuant to Licensor's authority and responsibility under this Agreement, for the manufacture and sale of Products based upon the Properties, (iii) to solicit and negotiate Licensees and related agreements on behalf of Licensor, subject to final approval and execution by Global, (iv) to solicit and negotiate the association, and/or promotion or advertising of companies, services and products and (v) render the services set forth in Section 1.3 (collectively, the "SERVICES"). Licensor may from time to time in accordance with legitimate business needs of Licensor add to or delete Products or Product categories upon written notice to Global.

         (b) Global hereby accepts appointment as sole and exclusive representative of Licensor and agrees to perform the Services required hereunder, subject to the provisions herein requiring approval of all Licensees, Licenses and related agreements by Licensor. Global shall solicit prospective exclusive or nonexclusive Licensees only with respect to the Territory, as constituted from time to time.

         (c) The Parties agree that Global shall not represent any other pre-school brands, including without limitation Playschool, Gerber, Fisher Price, and Baby Einstein.

         (d) The Parties agree that Global's rights as provided herein shall exclude the license, affiliation, service, permission or other agreements involving the use by third parties of Licensor's Properties , if any, entered into prior to the execution of this Agreement and set forth in EXHIBIT C attached hereto, including any renewal or extension thereof ( the "EXISTING AGREEMENTS").

         (e) Global may not appoint subagents or subrepresentatives without the prior written consent of Licensor.

     1.3. Global shall devote all reasonable efforts and such time as is reasonably required to perform and render the Services Provided hereunder, which include the following:

     (a) MARKETING (MERCHANDISING/ADVERTISING). SUBJECT TO LICENSOR' S FINAL APPROVAL, GLOBAL SHALL:

     i. Review potential license areas, set acceptable territorial and product line priorities, and establish licensing controls;

     ii. Develop a strategic plan for the licensing of the Properties, taking into account any special dates, anniversaries and events that can be promoted;

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     iii. Locate, identify, solicit and screen qualified potential licensees and keep Licensor informed as to acceptance of the Properties by prospective Licensees.; and

     iv. Coordinate advertising and promotional campaigns on behalf of Licensor.

     v. Maximize the commercial benefits from the licensing and exploitation of the rights covered by this Agreement as shall be reasonably possible and as shall be consistent with the quality and standing of the Properties.

     (b) LEGAL. SUBJECT TO LICENSOR'S FINAL APPROVAL, GLOBAL SHALL:

     i. Review Licensor's trademark registration portfolio, including registrations, pending applications, and any disputes concerning the Properties, and establish registration and enforcement strategies;

     ii. When directed by Licensor, draft and file trademark applications and registrations for the Properties in various classes of goods;

     iii. Aggressively police and protect the Properties against unauthorized commercial uses;

     iv. When directed by Licensor, prosecute claims arising from unauthorized uses of the Properties; and

     v. Develop standardized license agreements with Licensor and Licensor's attorney.

     (c) PUBLIC RELATIONS Subject to requisite overall prior approval of campaigns as well as case by case approval of individual media or other promotional releases or communications by Licensor, Global shall:

     i. Attend on behalf of Licensor and the Properties all industry trade and licensing shows in the United States as well as any other domestic and overseas trade shows at which a master licensing agent would, as a matter of custom and practice, reasonably be expected to attend, and exhibit the Properties at the Licensing 2000 International to be held in June 2000, in New York City, New York and such licensing show each year thereafter during the term. At Licensing 2000 International Show, Global shall display Licensor's Products in a booth as depicted in the diagram attached hereto as EXHIBIT D. Any changes to the position or the size of the booth shall be mutually agreed upon by the Parties, PROVIDED that in the event that the Parties cannot agree, Global's decision shall be final;

     ii. Coordinate public relations and brand communication to the trade and consumer markets;

     iv. Coordinate licensees' participation in industry trade shows;

     v. Maintain effective communication and good business relationships with the licensees.

     (d) LICENSEE SUPPORT. SUBJECT TO LICENSOR'S FINAL APPROVAL, GLOBAL SHALL:

     i. Coordinate the design and merchandising of the Products with the licensees; and

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     ii. Coordinate the development of a style guide with respect to the design of the Products (including a new "Baby Genius" logo) (the "STYLE GUIDE"). With respect to the Style Guide, Global shall advance the budget for the development and creation of such Style Guide not to exceed Seventy Thousand Dollars ($70,000.00) (the "STYLE GUIDE BUDGET"), which shall be recoupable against revenue received from the Licensees. Licensor shall have the right to consult with Global with respect to Style Guide Budget. If Licensor when so consulted does not approve of the elements of the Style Guide Budget, Licensor must indicate to Global within forty-eight (48) hours of receipt thereof the precise nature of Licensor's disapproval, if any. Any disapprovals must be given in a clear and unambiguous manner. Global shall resubmit a revised Style Guide Budget for Licensor's approval. In the event of disagreement, Global's decision with respect to the Style Guide Budget shall be final, PROVIDED HOWEVER, that any costs in excess of the Style Guide Budget may be advanced directly by the Licensor. The elements contained in such Style Guide shall be the sole property of Licensor. Licensor shall, in its sole discretion, have the right of approval with respect to all aspects of the development, creation and content of such Style Guide.

     iii.Coordinate the development of the Licensor's logo (the "LOGO") and the brand positioning concepts to be used in connection with Baby Genius CDs, cassette tapes and videos, advertising and Licensing 2000 International show. Licensor shall bear any costs associated with the creation of the Logo and the brand positioning concepts.

     iv. Review licensee sample lines to ensure that the Products support the image, quality and value associated with the Property and establish and monitor procedures for the approval by Licensor of the Products at each stage of development;

     v. Coordinate the design of all labels, tags, graphics, and packaging to provide a unified look for all licensed categories; and

     When appropriate, direct Licensees in corporate presentations to target retailers.

     vii. Assist Licensor in fulfilling responsibilities for coordinating and acting as liaison to all Licensees, including without limitation, developing and implementing brand identification programs and hang tag, logo and color scheme usages for all Licensees, and conducting meetings with Licensees at such times and locations as Global and Licensor shall consider appropriate.

     (e) COMPLIANCE/ROYALTIES. SUBJECT TO LICENSOR'S FINAL APPROVAL, GLOBAL
SHALL:

     i. Assist Licensor in collecting all royalties and other monies due from licensees on a timely basis; and, subject to Section 4.1(c), while Global may pursue at its expense through efforts of its own personnel all commercially reasonable efforts to enforce collection of amounts payable to Global by Licensees, Global shall not be responsible for the costs of utilizing outside counsel or collection agencies;

     ii. Monitor royalty reports, order back-log summaries, actual merchandise shipped, and distribution channels;

     iii. Assist Licensor in the management of Existing Agreements, if any, and any restructuring thereof;

     iv. Oversee Licensees' compliance with obtaining and maintaining adequate product liability insurance in accordance with the terms and conditions of license agreements between Licensees and Licensor; and

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     Conduct personal visits to Licensees' facilities, when appropriate and in accordance with Global's travel schedule, to ensure compliance with the quality control provisions of the license agreements with the licensees.

     vi. Use all commercially reasonable efforts to ensure compliance by Licensees with the terms of their Licenses including without limitation, the quality control and Product approval provisions contained therein, as well as timely sales reporting and royalty payments, and perform field audits and establish and monitor standard reporting and remittance procedures for royalties as deemed necessary by Global in order to discharge its obligations hereunder.

     vii. Monitor Products in the marketplace and at Licensees' facilities as deemed necessary by Global in order to discharge its obligations hereunder to determine if standards for quality of the Products and use of the Properties are being maintained, and (i) immediately notify Licensor of any nonconforming or infringing Products, and (ii) if requested by Licensor, obtain samples of Products and forward them to Licensor.

     viii. Monitor the marketplace for infringement upon Licensees' rights, whether by other Licensees or unrelated parties, and notify Licensor immediately in writing (facsimile or otherwise) of any infringements or imitations by other of the Properties; take all commercially reasonable steps (i) to insure that the scope of new Licenses does not conflict with or create potential for "crossover infringement" of any existing Licenses, and (ii) to halt or otherwise remedy such infringements and/or disputed interpretation among Licensees regarding contractual obligations related to product, category and other "crossover infringements", including without limitation the issuance of "cease and desist" letters; and, following notification and prior approval by Licensor, the taking of all commercially reasonable steps to protect Licensor's authorized logos/trademarks against improper use or infringement.

     (f) OTHER OBLIGATIONS. In addition, Global shall:

     (i) Not solicit any Licensees for Product categories which Licensor deems offensive to good taste or which present a risk of damage to the reputation or public image of Licensor, the Properties or the Products.

     (ii) Comply with all laws, including U.S. laws, relating to Global's business, its solicitation of Licensees and all other actions undertaken in connection with performance of this Agreement.

     (i) Pay all costs and expenses incurred in performing the obligations set forth in this Agreement provided that the applicable licensee, not Global, shall be responsible for all costs and materials of such activities coordinated or overseen by Global under this Section 1.3.

     2.  LIMITATIONS ON AND OTHER OBLIGATIONS OF GLOBAL.

     2.1 Global shall endeavor to maintain and enhance the goodwill and long-term best interests of Licensor and shall operate within the objectives, strategic plans and policies reasonably established by Licensor and communicated to Global from time to time.

     2.2. The relationship between the Parties shall be solely that of an independent contractor and client. No employment, agency or partnership relationship is intended or shall be created hereby. Global shall not hold itself out as being entitled to bind Licensor in any way.

     2.3. In performing its services hereunder, Global shall use a form of license agreement approved by Licensor use. All Licenses and all Licensees shall be subject to approval by Licensor in its sole discretion and shall be executed only by Licensor. Any approvals required under each Licensee shall be made solely by Licensor. The Parties hereby acknowledge and agree that the decision of whether or not to enter into any license agreement hereunder shall be determined in the sole discretion of Licensor.

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     2.4 Licensor may, in his sole discretion, accept or reject any proposed licensee solicited or otherwise suggested by Global, or the renewal of any License solicited or negotiated by Global and Global acknowledges that certain licensing proposals will not be approved, including without limitation, the following: (i) if Licensor considers the proposal inappropriate for the image of Licensor, the Properties or Products, or (ii) if such proposal would potentially infringe upon the proprietary rights of third parties, including existing Licensees.

     2.5 No proposed license shall be considered binding on Licensor, nor shall Global be eligible for compensation hereunder, unless and until the licensing agreement has been fully executed by Licensee and Licensor, and, if a signatory thereto, by Global. Global shall have no right, power or authority, express or implied, to make or accept any agreement, which would be binding upon Licensor.

     3. TERM.

     3.1.INITIAL TERM. Unless sooner terminated or extended as provided herein, the Term of this Agreement shall commence upon the execution hereof and shall continue for twenty-four (24) months from the date of the execution hereof (the "INITIAL TERM").

     3.2 RENEWAL TERMS.

     i. After the expiration of the Initial Period, the Term of this Agreement shall be automatically extended for a period of twelve (12) months ("FIRST EXTENSION PERIOD") if the Gross Receipts reaches or exceeds the amount of Four Million Dollars ($4,000,000) at any time prior to the expiration of the Initial Period.

     ii. After the expiration of the First Extension Period, the Term of this Agreement shall be automatically extended for additional twelve (12) months ("SECOND EXTENSION PERIOD"), if the Gross Receipts reaches or exceeds the amount of Six Million Dollars ($6,000,000) at any time prior to the expiration of the First Extension Period.

     iii. After the expiration of the Second Extension Period, the Term of this Agreement shall be automatically extended for additional twelve (12) months ("THIRD EXTENSION PERIOD"), if the Gross Receipts reaches or exceeds the amount of Ten Million Dollars ($10,000,000) at any time prior to the expiration of the Second Extension Period.

     iv. After the expiration of the Third Extension Period, the Term of this Agreement shall be automatically extended for additional twelve (12) months ("FOURTH EXTENSION PERIOD"), if the Gross Receipts reaches or exceeds the amount equal to Eleven Million Five Hundred Thousand Dollars ($11,500,000) at any time prior to the expiration of the Third Extension Period.

     v. After the expiration of the Fourth Extension Period, the term of this Agreement shall be automatically extended for additional twelve (12) months ("FIFTH EXTENSION PERIOD"), if the Gross Receipts reaches or exceeds the amount equal to Thirteen Million Two Hundred Twenty Five Thousand Dollars ($13,225,000) at any time prior to the expiration of the Fourth Extension Period.

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     vi. After the expiration of the Fifth Extension Period, the Term of this
Agreement shall be automatically extended for additional twelve (12) months ("SIXTH EXTENSION PERIOD"), if the Gross Receipts reaches or exceeds the amount equal to Fifteen Million Two Hundred Eight Thousand Seven Hundred Fifty Dollars ($15,208,750) at any time prior to the expiration of the Fifth Extension Period.

     vi. Prior to the expiration of the Sixth Extension Period, Global and Licensor shall negotiate in good faith for an additional extension of the Term of this Agreement ("EXTENDED TERM"), If any such negotiations do not result in any agreement within fifteen (15) business days after commencement thereof, Licensor may proceed with engaging a third party to replace Global as Licensor's representative and the parties shall have no further obligation to each other under this Section.

     Notwithstanding the foregoing, in the event that Licensor does not receive the minimum gross revenue amounts during any of the periods defined above, the Term of this Agreement may be extended at Licensor's option.

     4. FEE / PAYMENT.

     4.1 Throughout the Initial Term, and if applicable, First Extension Period, Second Extension Period, Third Extension Period, Fourth Extension Period, Fifth Extension Period, Sixth Extension and Extended Term, and in consideration of the Services Provided, Global shall receive the following sums:

     (a) With respect to Gross Receipts from Licensee sales in the United States and Canada, thirty percent (30%) of such Gross Receiptsplus five percent (5%) of the amount by which such Gross Receipts exceed Five Million Dollars ($5,000,000);

     (b) With respect to Gross Receipts from Territories outside of the United States and Canada, such amount as Global shall be obligated to pay its sub-agents in such Territories for procuring such Gross Receipts and rendering services to Licensees in connection therewith, but in no event shall Global be entitled to receive more that than twenty five percent (25%) of such Gross Receipts for payment to such sub-agents. Any amount payable by Global to any such sub-agent exceeding 25% of such Gross Receipts shall be for Global's account and the difference between 25% of such Gross Receipts and any lesser amount actually paid by Global to any such sub-agent shall be shared equally between Global and Licensor. In addition, Licensor shall pay Global fifteen percent (15%) of such Gross Receipts from such territories.

     All of the above-defined compensation derived from any of the Services Provided by Global shall hereinafter be collectively referred to as the "FEE."

     (c) Licensor and Global shall be under no obligation to threaten or bring suit against any Licensee to collect any unpaid fees and, to the extent Global makes claims or brings suit collect such fees, Global compensation under such Licensee shall be limited to its percentage of the Gross Receipts, after Global has deducted all expenses, including without limitation, all court costs, attorneys' fees and any other expenses incurred to collect such Gross Receipts.

     4.2 For purposes of this Agreement, "GROSS RECEIPTS" shall mean all monies, property and other consideration (including without limitation, advances, royalties, minimum guarantees, bonuses, earnings, fees and/or profit participations) that are actually received in respect of any License paid to Global or Licensor for licensing rights pursuant to any License procured by Global hereunder from any Licensee and in respect of which Global discharges in a complete and professional manner all of the Services. All Gross Receipts shall be computed net of all withholding, sales, value added and other foreign or domestic taxes and shall exclude all receipts due but not yet received by Licensor or Global.

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     4.3. With respect to Licenses granted to Licensees in the Territories outside of the United States and Canada, Global may engage the services of foreign sub-agents, subject to Licensor's prior written approval and Global agrees that the maximum amount that Licensor will pay Global for such sub-agents shall be twenty five percent (25%) of the Gross Receipts received from sales in such Territories, as set forth in Section 4.1 (b).Global shall cause all foreign sub-agents to provide a true copy of the tax return filed and copy of the canceled check evidencing payment of any such withholding or other taxes, if any. With respect to Licenses granted to Licensees in the Territories outside of the United States and Canada, under no circumstances will Licensor receive less than Sixty Percent (60%) of all Gross Receipts; accordingly, Global will absorb foreign sub-agent's charges and any and all expenses on foreign licenses necessary to produce said result.

     Global shall coordinate the activities of any sub-agents in accordance with the terms of this Agreement. The Parties further agree that foreign arrangements will be subject to the approval process referred to in Section 7.2 below.

     4.4 The parties agree that the expiration or termination of this Agreement without cause shall not affect Global's continuing right to receive, for a period of four (4)) years following such expiration or termination, the compensation due Global under Section 4.1 in respect of Licenses executed during the term hereof or substantially negotiated as of the date of such expiration or termination, and any renewals, extensions and/or modifications of such Licenses, occurring subsequent to such date of expiration or termination; PROVIDED, HOWEVER, that Global continues to service such Licenses (and any renewals, extensions and modifications of the same) in the same manner as is required during the term of this Agreement, including without limitation performance of all responsibilities hereunder as well as negotiation of all renewals and extensions (subject to acceptance or rejection thereof in the sole discretion of Licensor and/or Global).

     If this Agreement is terminated by Licensor for cause Global shall forfeit immediately all rights to any compensation due Global under Section 4.1 in respect of Licenses executed during the term hereof or substantially negotiated as of the date of such expiration or termination.

     If Global elects not to continue such servicing, or fails to provide such servicing in the same manner as prior to expiration or termination of this Agreement, then upon thirty (30) days written notice from Licensor identifying the failure of servicing, and failure or refusal of Global to cure such failure within such thirty (30) day period, Global's continuing compensation shall be eliminated to compensate Licensor for obtaining performance of such servicing by others.

     Notwithstanding the foregoing provisions for continuation of Global's compensation during any renewals or extensions of Licensees following termination of this Agreement, neither Licensor nor Global shall have any obligations to accept or agree to any such renewals or extensions, and the same may be rejected or declined for any reason or for no reason in the sole discretion of Licensor and/or Global.

     4.4. Each license agreement shall require that all royalties and other payments due thereunder by the licensee, excluding advances, which shall be due and paid upon execution, shall be paid quarterly throughout the calendar year(s) of the term of this Agreement or any extension or renewal thereof. Global shall be entitled to receive and collect all Gross Receipts and retain its Fee therefrom prior to distributing Licensor's share hereunder. The Parties agree that all Licensees shall report royalties and remit payments directly to Global on behalf of Licensor. If Licensor receives any such royalty or payment directly from a Licensee, then Licensor shall have the option to either pay Global, within fifteen (15) days following the close of the month in which the royalty or other payment was received, its Fee in regard to such payment as set forth in
Section 4.1 above or request that Global deduct its Fee owed from any monies, if

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any, received by and in the current possession of Global before distribution of
Licensor's share. Global shall pay to Licensor, on the fifteenth (15th) and thirtieth (30th) day of each calendar month, Gross Royalties received by Global during said calendar month, less the applicable Fees and any other amounts due Global hereunder. A written report shall accompany each such half-monthly payment, if any, setting forth the Gross Royalties received by Global and the calculation of Global's Fees and other amounts due Global hereunder, together with any pertinent documentation, including, but not limited to, royalty reports, copies of legal communications from outside counsel received from licensees or sent out by Global (hereinafter referred to as "REPORT").

     4.5. For the twelve (12) month period immediately following the receipt of a Report, Licensor, or a duly appointed agent or representative of Licensor, upon at least five (5) business days prior written notice, shall have access, during Global's normal business hours, but no more than twice during any twelve
(12) month period, to review and copy Global's books and records to such extent as shall be reasonably necessary to verify the accuracy of the Report. Except as provided below, such inspection shall be at the sole cost and expense of Licensor. Within thirty (30) days following an inspection, Licensor shall provide Global, at no cost to Global, a copy of the results of such inspection. Should any such inspection reveal a deficiency in the amount due Licensor and that which was actually paid to Licensor by Global, Global shall immediately remit any such deficiency to Licensor, along with any interest due thereon at a rate of 14% per annum. In the event the any such inspection should reveal a deficiency of Three (3%) percent or greater, Global shall reimburse Licensor for the reasonable out-of-pocket costs of the inspection and audit. In the event the any such inspection should reveal a deficiency of Five (5%) percent or greater, Licensor shall have the right to terminate this Agreement.

     5. TERMINATION.

     5.1 The occurrence of any one of the following events shall cause this Agreement to terminate without further action on the part of Licensor:

     (a) Global makes any assignment for the benefit of creditors; or

     (b) The appointment of a trustee or receiver to administer or conduct Global's business or affairs, Global voluntarily files any petition under any bankruptcy act, or an involuntary petition in bankruptcy is filed against Global and not stayed, withdrawn, or terminated within thirty (30) days, except to the extent that the Bankruptcy Code makes unenforceable any provision terminating this Agreement upon the filing of a petition in bankruptcy under federal law

     (c) Any misappropriation of Gross Receipts (other than Fees or other amounts payable to Global hereunder) or other funds held by Global and payable to Licensor.

     5.1. Upon either party's material breach of any provision of this Agreement, the non-breaching party, in addition to its other rights and remedies, shall have the right to notify the breaching party of the nature of the breach and its intention to terminate this Agreement upon failure to cure same. The breaching party shall have fifteen (15) business days from receiving such notice to cure said breach; and if same is not cured within the above period of time, then the non-breaching party may terminate this Agreement upon written notice to the non-breaching party.

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     5.3 Upon termination of this Agreement for any reason, Global shall remove any signs bearing the Properties, related copyrights, trademarks and/or name or logos and immediately destroy all stationery, advertising and other printed material in its possession or under its control bearing the Properties. Global shall not, at any time after such termination, use or permit any part of the Properties, or such copyrights, trademarks, names or logos to be used in any manner in connection with any business conducted by it or in which it may have a interest. Global shall immediately take all appropriate steps to remove and cancel its listings in telephone books and other directories and public records, or elsewhere, which contain the Properties, or such copyrights, trademarks, names or logos. If Global fails to obtain such removal or cancellation promptly, Licensor may make application for such removal or cancellation on behalf of Global.

     5.4 The parties' respective obligations pursuant to Sections 5.3, 8, 11, 17, 19, 20, 21 and 22 will survive the termination or expiration of this Agreement. Global's right to compensation shall continue in accordance with and subject to the provisions of Section 4.1 hereof.

     6. EXPENSES. Except as otherwise provided herein, Licensor shall not be responsible to reimburse Global for any costs or expenses incurred in performing Global's duties hereunder including, without limitation, office overhead, salaries, postage, telephone, any compensation owed to any subagents or subrepresentatives, advertising and public relations expenditures, and any in-house legal or accounting costs or travel, hotel, meals, and other out-of-pocket expenses incurred in connection with performance by Global of its responsibilities hereunder. In the event Licensor requests that Global travel in connection with Global's duties hereunder and such travel is not in accordance with Global's travel schedule, Licensor shall reimburse Global for its out-of-pocket travel expenses including round trip economy class airfare, hotel, meals, and other reasonable travel expenses incurred by Global, PROVIDED HOWEVER, that Global shall make such travel arrangements at its own expense that the Parties consider appropriate in order for Global to discharge its obligations hereunder. Such reimbursement shall be paid within fifteen (15) days following Licensor's receipt of appropriate documentation and receipts for such expenses. Global shall incur no expenses for the account of or with expectation of or any right to reimbursement by Licensor or Global, unless otherwise expressly agreed in advance in writing.

     7. SOURCE MATERIALS, SAMPLES AND APPROVALS.

     7.1. Throughout the Initial Term, and if applicable, First Extension Period, Second Extension Period, Third Extension Period, Fourth Extension Period, Fifth Extension Period, Sixth Extension Period and/or Extended Term, Licensor shall provide to Global, without charge, a reasonable amount of promotional and source materials and images, including, but not limited to, photographs, pertaining to the Property. Licensor shall also use its best efforts to supply Global with previously licensed Products, which are to be used by Global solely for the purpose of performing the Services provided hereunder. Upon termination or expiration of this Agreement, Global shall without undue delay return all such materials to Licensor.

     7.2. All licensing agreements negotiated by Global shall provide that the Licensee is to furnish Licensor with artwork, prototypes and samples of all items or goods to be manufactured, distributed or sold pursuant to the exercise of the rights therein licensed. All artwork, prototypes and samples, as well as advertising and promotional materials related thereto, shall be subject to Licensor's approval at the appropriate stages of their development. Whenever Licensor is required to give or render an approval hereunder, then Global shall send written notice requesting such approval to Licensor. Licensor shall then notify Global as to its approval or disapproval within not more than ten (10) days after receipt of request and materials. Failure on the part of Licensor to respond within ten (10) business days of receipt of such notice shall be deemed to be a notice of disapproval.

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

     8. REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE PARTIES.

     8.1 Licensor hereby represents and warrants that it has the sole and exclusive right to enter into this Agreement and to grant all the rights herein granted with respect to the Properties, free and clear or any liens, claims and encumbrances whatsoever; that Licensor exclusively owns the Property and that no third party approval or consent is necessary for the exercise by Global of the rights as granted herein; that Global's exercise of such rights does not and will not infringe any copyrights, or trademarks, other rights of any person, company, or other legal, commercial, or business entity; and, except as set forth on Exhibit C, that there are no claims, litigation, or other proceedings pending or threatened which could in any way impair, limit, or diminish the rights granted to Global herein.

     8.2. Licensor hereby agrees to indemnify, defend and hold harmless Global and its members, managers, officers, employees and affiliated entities (collectively "INDEMNIFIED PARTIES") from and against any and all claims, suits, causes of action, liabilities, judgments, penalties, costs, attorneys' fees and expenses arising out of or in connection with any breach of any of the representations and warranties made by Licensor in this Agreement.

     8.3 Global hereby represents and warrants that it has the sole and exclusive right to enter into this Agreement and that no third party approval or consent is necessary for the exercise by Global of its obligations hereunder.

     8.4 Global hereby agrees to indemnify, defend and hold harmless Licensor and its directors, officers, employees, affiliated entities, agents and representatives (collectively "INDEMNIFIED PARTIES") from and against any and all third party claims, suits, causes of action, liabilities, judgments, penalties, costs, attorneys' fees and expenses arising out of or in connection with any breach of any of the representations and warranties.

     8.5 With respect to any claims subject to the foregoing indemnification provisions: (a) each Party agrees promptly to notify the other of and to keep the other fully advised with respect to such claims and the progress of any suits in which the other party is not participating; (b) each Party shall have the right to assume, at its sole expense, the defense of a claim made or suit filed against the other party, (c) each Party shall have the right to participate, at its sole expense, in any suit instituted against it, and (d) a Party assuming the defense of a claim or suit against the other party shall not settle such claim or suit without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

     8.6 NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) FOR ANY CLAIMS ARISING OUT OF THIS AGREEMENT.

     9. INFRINGEMENTS AND LEGAL MATTERS.

     9.1 Global agrees to notify Licensor of any infringements by others of the Properties of which Global becomes aware. Global is hereby authorized, but not required, to take initial legal action limited to issuing cease and desist letters, against any such infringer. Licensor shall have the right to either prosecute potential or actual infringers of the Property itself or request that Global take such action on its behalf. Should Licensor request in writing that Global take such action, the cost of enforcement efforts by outside counsel, including attorneys' fees and costs attributable thereto, against infringements or other unauthorized uses of the Property, may be advanced initially by Global, however Global shall be permitted to deduct from Gross Receipts the out-of-pocket costs and expenses, including, but not limited to, outside counsel fees, advanced and incurred by Global in prosecuting any such infringer before determining and distributing any amounts due Licensor under this Agreement. Should such out-of-pocket costs exceed the amount due Licensor under this Agreement at any given time, Licensor shall be solely responsible for such additional costs. No settlement agreement shall be entered into on behalf of Licensor without Licensor's prior written consent. Any amounts recovered as a result of such enforcement action taken by Global on Licensor's behalf shall be allocated between the Parties pursuant to the same Fee percentage as set forth in Section 4.1 above.

     9.2. All enforcement efforts taken by outside counsel shall be subject to Licensor's prior written approval. Any and all consultations by Licensor with Licensor's counsel in regard to this Agreement and /or any license agreement entered into pursuant hereto shall be borne solely by Licensor.

     10. TRADEMARKS AND COPYRIGHTS. If in Licensor's sole discretion, additional trademark, copyright or other applications and/or registrations are necessitated, Global shall advance the out-of-pocket costs, including, but not limited to, copyright or trademark application fees and/or filing costs required by the Patent and Trademark Office or the Copyright Office of the United States or such other country, as the case may be. Should Global advance any such costs hereunder, Global shall be allowed to recoup such out-of-pocket costs, including but not limited to out-of pocket costs associated with monitoring the marks, from Licensor's share of future Gross Receipts prior to distributing any amounts due Licensor under this Agreement.

     11. CONFIDENTIALITY. Licensor, Global and their respective affiliated entities (including their respective officers, directors, employees, agents and assigns) shall keep confidential any and all information obtained from the other Party concerning assets, properties, business, services, customers, licensees, trade secrets, organizational structure, philosophy, objectives and financial information for any purpose other than that purpose contemplated under this Agreement. However, no Party hereto shall be obligated to keep confidential any information which (a) was lawfully obtained from a third party; or (b) is required to be disclosed pursuant to applicable legal and/or regulatory requirements, or (c) which becomes generally known to the public.

     12. ENTIRE AGREEMENT. This document constitutes the entire agreement between the Parties, concerning the subject matter hereof, all oral representations being merged herein, and supersedes all prior representations.

     13. AMENDMENT. The provisions of this Agreement may be modified at any time by mutual consent of the Parties. Any such agreement or consent shall be ineffective to modify this Agreement in any respect unless in writing and signed by both Parties.

     14. WAIVER. Either Party may waive the other Party's failure to perform or breach of the terms of this Agreement or failure to satisfy any condition to this Agreement, provided, however, that any waiver shall not be effective unless in writing and signed by the waiving party. The Parties hereby acknowledge and agree that neither may rely upon the other's oral waiver. A waiver shall not be considered to waive any future performance, breach, or condition under this Agreement including the one being waived. Failure of a party to comply, notify or declare that the other party is in breach of the terms hereof or failure of a party to give or withhold its consent or approval as provided herein shall not constitute a waiver of such breach or of such right to withhold its consent or approval.

     15. ASSIGNMENT. This Agreement shall not be assignable by Global without the prior written consent of Licensor.

     16. SUCCESSION. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the respective Parties hereto.

     17. NOTICE.

     17.1. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if either served personally, deposited in the United States mail (certified or registered), DHL, Purolator, UPS or Federal Express, postage prepaid, and return receipt requested, or transmitted by facsimile followed by delivery by mail or courier as provided above. If such notices, demand or other communication is to be served personally or transmitted by facsimile as provided above, such shall be conclusively deemed to be made at the time of such personal service or receipt of the facsimile, as the case may be. If such notice, demand or other communication is to be given by mail or courier, such shall be conclusively deemed to be given and received forty-eight
(48) hours after the deposit thereof in the United States mail or couriers specified above, as the case may be, addressed to the Party, at the address set forth on the signature page of this Agreement, to whom such notice, demand or other communication is to be given. Any Party hereto may change its address or facsimile number for the purpose of receiving notices, demands or other communications as herein provided by a written notice given in the manner aforesaid to the other Party hereto.

     17.2. Any and all notices, demands, deal memos, artwork approvals, or other communications required or desired to be given to Licensor hereunder, shall be sent to:

     Genius Products, Inc.
     11250 El Camino Real, Suite 100
     San Diego, California 92130
     Attention:  President

     18. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect and shall in no way be impaired or invalidated.

     19. INCORPORATION. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached hereto.

     20. GOVERNING LAW: FORUM SELECTION CLAUSE.

     20.1 The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents which are entered into and performed entirely within California.

     20.2 If the services of an attorney are required to secure the performance hereof or otherwise upon the breach or default of either Party or if any judicial remedy or arbitration is necessary to enforce or interpret the provisions of this Agreement or the rights or duties of any person in relationship thereto, the Parties hereby consent, freely and voluntarily, to a settlement by binding arbitration to be conducted in Los Angeles, California and in accordance with the commercial rules of the American Arbitration Association (the "AAA"). Within thirty (30) days of receipt of notice by one Party of a dispute to be governed by this Section, each Party shall appoint an arbitrator and each arbitrator shall jointly appoint a third independent arbitrator who shall be the chairman of the tribunal. Any arbitrator not so appointed within such period shall be appointed by the AAA upon all application by any Party. The arbitration shall take place in Los Angeles. The judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In addition, in the event of any dispute or action or binding arbitration hereunder, the prevailing party shall be entitled to recover its' reasonable attorneys' fees and costs and other expenses, in addition to any other relief to which such party may be entitled.

     21. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     22. RESERVATION OF RIGHTS. All rights not specifically granted herein to Global are expressly reserved by Licensor. Global shall not obtain or claim any ownership in or to the Property in connection with any logos, trademarks or copyrights originated, developed and/or registered during the term hereof in connection with the rights represented hereunder.

     23. INVESTMENT BY LOTMAN. This Agreement shall automatically terminate without further action or notice on the part of Licensor if within three business days from the date hereof, Licensor has not received in immediately available funds $250,000 from Jeff Lotman in consideration of acquiring from Licensor 500,000 unregistered shares of its common stock pursuant to one or more completed and executed subscription agreements on the terms and conditions set forth therein and the accompanying documents thereto previously provided by Licensor to Lotman.

     24. TIME. Time is of the essence of this Agreement and each and every provision hereof.

     IN WITNESS WHEREOF, the undersigned duly authorized officers have executed this Agreement as of the date first above written.



                                         GENIUS PRODUCTS, INC. ("LICENSOR")

                                         By:  /S/ Dorian Lowell
                                             -----------------------------------
                                             Dorian Lowell

                                         Title:   President




                                         GLOBAL ICONS, LLC

                                         By: /S/ Jeff Lotman
                                             -----------------------------------
                                             Jeff Lotman

                                         Title:   CEO

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                                    Exhibit A

                             Trademark Applications

 See attached copies of status of applications.

                                    Exhibit C

                               Existing Agreements

1.   Affiliation Agreement between Genius Products, Inc. and
     GuidanceResources.com, LLC, dated as of December 31, 1999.

2. Service Agreement between Genius Products, Inc. and Blue Cross of California currently being negotiated.

3. Service Agreement between Genius Products, Inc., and Blue Cross of California Healthy Extensions currently being negotiated.

4. Service Agreement between Genius Products, Inc., and Panache Inc. currently being negotiated.

5. Production Agreement between Genius Products, Inc., and Richard Perry currently being negotiated.

6. Affiliation Agreement between Genius Products, Inc., and MP3 currently being negotiated.

                                    Exhibit D

                            Plan of Global Icon Booth

                          Licensing 2000 International